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                                   Exhibit 11
                 Statement Re: Computation of Per Share Earnings

                                                    Three Months Ended                              Six months Ended
                                                         April 30,                                      April 30,
                                       ---------------------------------------------------------------------------------------------
                                               2004                    2003                   2004                     2003
                                       ---------------------- ----------------------------------------------- ----------------------
(in thousands, except per share data)
                                         Basic     Diluted       Basic     Diluted      Basic      Diluted       Basic     Diluted
                                       --------- ------------ ---------- ------------ --------- ------------- ----------- ----------
Net income (loss)...................   $   1,737 $   1,737     $   139    $    139    $ 2,406     $   2,406      $  (443)    $ (443)

Weighted average shares
     outstanding....................       5,695     5,695       5,583       5,583      5,641         5,641        5,583      5,583

Dilutive effect of stock options....          --       281          --          --         --           197           --         --
                                       ---------------------- ----------------------------------------------- ----------------------
                                           5,695     5,976       5,583       5,583      5,641         5,838        5,583      5,583

Earnings (loss) per common share.....  $    0.31   $  0.29    $  0. 02    $   0.02    $  0.43     $    0.41    $   (0.08)    $(0.08)
                                       =========== ========== ========= ============ ========== ============== =========== =========

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